August 29, 1995


          Securities and Exchange Commission
          Mail Stop 9-5
          450 5th Street, N.W.
          Washington, D.C.  20549

          Dear Sirs/Madams:

          We have read and agree with the comments in Item 4 of Forms 8-K of American Financial Group, Inc. and American Premier
          Underwriters, Inc., American Financial Corporation and American Financial Enterprises, Inc. dated August 29, 1995.


          Yours truly,



          DELOITTE & TOUCHE LLP